Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444 Company contact: Andrea Brown (303) 565-4600 abrown@teton-energy.com www.teton-energy.com
Teton Energy Acquires Oil and Gas Resource Play in the Big Horn Basin, Wyoming
Company to Operate Acquisition
DENVER May 22, 2007. Teton Energy Corporation (“Teton”) (AMEX: TEC) announced today that it has acquired an acreage position on which it will develop an oil and gas resource play in the Big Horn Basin.
Teton acquired approximately 6,250 gross and net acres in the Big Horn Basin with a 100 percent working interest. The Company is in the process of closing on an additional 5,750 gross and net acres, for a total acreage position of 12,000 gross and net acres by June 6, 2007. Teton will operate this acquisition.
This is Teton’s fourth acquisition that represents its ongoing strategy of building exploration and production value in the Rocky Mountain region. The Company currently holds 6,314 gross acres in the Piceance Basin, 266,572 gross acres in the Denver-Julesburg Basin and 87,032 gross acres in the Williston Basin.
The Greybull and Peay Formations are conventional oil and gas targets for this play and the Mowry Shale is an unconventional horizontal gas target. The Company plans to continue building the acreage position over the next quarter and plans to drill at least one Teton-operated well by year-end.
“We are pleased to announce this acquisition, which represents an important first step for Teton as we execute our long-term strategy of building our operating presence in the assets we own,” stated Karl F. Arleth, President and Chief Executive Officer. “With a 100 percent working interest in this relatively untouched acreage, we believe this acquisition represents an excellent opportunity to develop new oil and gas resources that will be key drivers of Teton’s growth going forward.”
Dominic Bazile, the Company’s Chief Operating Officer and Executive Vice President, added, “Teton has entered into this play on the ground floor of an emerging horizontal gas play with a backup conventional oil/gas play. We believe that adding the potential returns of this emerging horizontal gas play to the returns from the conventional Greybull and Peay Formations could provide promising economics for the total play.”
Company Description. Teton Energy Corporation (AMEX: TEC), is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky

Mountain region of the U.S. The Company’s common stock is listed on the American Stock Exchange under the ticker symbol “TEC”. For more information about the Company, please visit the Company’s website at www.teton-energy.com.
Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results are included in Teton’s annual report on Form 10-K for the year ended December 31, 2006. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.